DEL TORO SILVER CORP.

NEWS RELEASE
Trading Symbol OTCBB: DTOR

Del Toro set to drill at Dos Naciones

Vancouver, British Columbia (October 17th, 2011) – Del Toro Silver Corp. (OTCBB: DTOR) (“Del Toro” or the “Company”) is pleased to announce it has been notified by its joint venture participant Yale Resources Ltd. (TSX-V:YLL) that a drilling contract has been signed with Geometrics Mineral Services S.A. de C.V. and that drilling at Dos Naciones is set to start before the end of October.

The drill program has been designed to test the thickness of skarn mineralization that is exposed on a series of hills over a strike length of greater than 2 kilometres. Three 100 metre long holes will be drilled with each hole to be collared near small workings that returned surface chip samples averaging greater than one percent copper.

The Dos Naciones property, which has a NI 43-101 compliant report, is host to multiple large skarn bodies that occur on the eastern and southern margins of a regional low magnetic anomaly that measures 2 km in diameter. The anomaly coincides with an intrusive body with multiple strongly altered exposures that locally contain disseminated pyrite and local galena. In addition there are several additional targets within the property with historical mines that exploited high grade silver-lead veins.

For further information, please contact the Company’s President, Greg Painter at 775-782-3999

Forward Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the commencement or completion of the drilling program on the Dos Naciones property and any additional targets that may be located on the property.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of lithium prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.